Exhibit 99.1

SEEBEYOND ANNOUNCES SECOND QUARTER 2004 FINANCIAL
RESULTS

License Revenue up 179% over Prior Year’s Second Quarter

MONROVIA, Calif., July 22, 2004 – SeeBeyond (Nasdaq: SBYN), provider of the world’s first fully integrated composite application network (ICAN) for the deployment of advance integration and composite application solutions, today reported final results for the period ended June 30, 2004.

Total revenue for the second quarter ended June 30, 2004 was $41.9 million compared to $28.9 million in the second quarter of the prior year. License revenue for the second quarter was $19.8 million compared to $7.1 million for the prior year’s second quarter.

Net income calculated in accordance with U.S. Generally Accepted Accounting Principles (GAAP) for the quarter ended June 30, 2004, was $0.9 million, or $0.01 per share compared to net loss of $17.3 million, or $(0.21) per share in the prior year’s second quarter.

SeeBeyond ended the second quarter 2004 with total cash and cash equivalents of $64.9 million and DSO of 74 days.

“For the past several quarters we have had a strong focus on improving sales force effectiveness in an effort to ensure the successful adoption of the SeeBeyond ICAN suite,” said Carv Moore, President and COO of SeeBeyond. “As a result, we are now beginning to enjoy the improved financial results and recognition of our technology leadership and differentiation in the marketplace. We will remain focused on new customer acquisition and controlling costs in the coming quarters, and we look forward to the potential growth that lies ahead.”

Second Quarter 2004 Highlights:

•                  SeeBeyond closed 66 deals in the quarter, bringing its total customer base to approximately 1,910 – the largest installed base in the pure-play integration space. With continued success across key verticals including manufacturing, healthcare, government, financial services and insurance, the following customers represent new and existing business in the quarter: Bank Vontobel AG, BBC, BMW Group, Capita Business Services, Carrefour, The District of Columbia, DirecTV, Florida Power & Light, The GAP, General Motors, HP Shopping, Inland Revenue of New Zealand, Integral Energy (Australia), Lanier Worldwide, National Grid Transco, UK’s National Health Service (NHS), PREPA (Puerto Rico Electric Power Authority), Ryder Systems and Tenet Healthcare.

•                  With partners influencing approximately 62% of license revenue worldwide in the quarter, SeeBeyond saw continued traction from several strategic partnerships including Accenture, British Telecommunications, CSC and

Perot Systems. In addition, the following partner-related announcements were issued during the quarter:

•                  The availability of SeeBeyond’s eGate™ Integrator platform on the HP NonStop server – the industry’s first service-oriented integration platform to support HP’s fault tolerant, zero latency enterprise server.

•                  Sun Microsystems’ RFID Test Center Launch – SeeBeyond was one of only two integration vendors to co-sponsor and participate in the grand opening of Sun Microsystems’ RFID Test Center.

•                  The availability of SeeBeyond’s eMerchant Offering for customers of Retek Inc. Developed in conjunction with existing Retek customers, the eMerchant solution can significantly reduce the costs and risks for customers that require integration with non-Retek legacy applications.

•                  Gartner, Inc., an independent industry research and advisory firm, placed SeeBeyond in the Leaders Quadrant of its most recent edition of Gartner’s Application Integration Magic Quadrant. As a part of the report, SeeBeyond was recognized based on its Completeness of Vision, with respect to the requirements and conditions that characterize the integration middleware market.

•                  This week, SeeBeyond was also awarded “Product of the Year 2004” by Business Integration Journal. Judged by an independent panel of top industry analysts and experts, the awards program is seen as an industry barometer of products and solutions that demonstrate innovation, maturity, and market impact within the highly competitive business integration space. In addition, SeeBeyond was also awarded “Best EAI Solution 2004” along with its customer, The District of Columbia. During the five-year project rollout, The District is forecasting savings of $150 million.

“The next chapter in the evolution of integration has begun. And with it, we are beginning to see the customer, partner and market acknowledgement of our vision for connecting people, business processes and corporate infrastructure more efficiently and cost effectively than ever before,” said Jim Demetriades, founder and CEO of SeeBeyond. “ICAN 5 is helping companies, governments and even countries truly transform their organizations – today.”

Financial Outlook

SeeBeyond projectstotal revenue for the third quarter 2004 to be approximately $42.0 million. SeeBeyond also expects to be breakeven on a GAAP basis in the third quarter of 2004, with earnings per share of $0.00.

The Company will review its second quarter 2004 financial performance today at 2:00 PM Pacific Daylight Time / 5:00 PM Eastern Daylight Time. The toll-free dial-in number for the call from within the U.S. and Canada is (800) 640-9765; international callers may dial (847) 413-4837. A simulcast of the conference call will be available on www.streetevents.com, and a rebroadcast following the completion of the call at www.seebeyond.com. An audio replay of the call will be available after the call until July 29, 2004, at midnight EDT. The toll-free dial-in number for the replay from within the U.S. and Canada is (877) 213-9653; international callers may dial (630) 652-3041 using the access code: 9375808.

About SeeBeyond

Based on 15 years of software innovation and real-world experience in integrating systems across Global 2000 organizations, SeeBeyond (Nasdaq: SBYN) delivers the industry’s first integrated composite application network (ICAN) built on a comprehensive integration platform. Beyond eAI, the SeeBeyond ICAN Suite helps organizations rapidly assemble and deploy enterprise-scale end-user applications built on existing systems and infrastructure to dramatically improve business operations. SeeBeyond has more than 1,900 customers worldwide, including ABB, ABN Amro, BHP Billiton, The Cleveland Clinic, Commerzbank, The Dial Corporation, DuPont, Florida Power & Light, Fluor Daniel, Fujitsu, General Motors, Halliburton, Hertz Corporation, HP, Pfizer, Samsung, Sprint, Sutter Health and UnitedHealth Group. For more information, please visit www.seebeyond.com.

# # #

SeeBeyond is a registered trademark of SeeBeyond Technology Corporation in the United States and select foreign countries. SeeBeyond Integrated Composite Application Network Suite is a trademark of SeeBeyond Technology Corporation.  The absence of a trademark from this list does not constitute a waiver of SeeBeyond Technology Corporation’s intellectual property rights concerning that trademark.  All other brands or product names are trademarks of their respective owners.

Forward-Looking Statements

This news release includes statements that are not historical in nature and as such are intended to be forward looking statements for purposes of the safe harbor provided by the Securities Litigation Reform Act. These statements, including those related to projected revenue and projected breakeven earnings per share for the third quarter of 2004, SeeBeyond’s focus on new customer acquisition and cost control, anticipated potential growth for SeeBeyond, and SeeBeyond’s plans and expectations for the remainder of 2004 relating to gaining customers, are statements based on SeeBeyond’s current expectations, assumptions, estimates and projections, its industry and its future prospects. These statements are predictions, and actual events and results may differ materially from those forward-looking statements based on certain risks, including risks related to general economic conditions and, in particular, information technology spending; the Company’s sales cycle; dependence on licensing revenue from the Company’s product suite; the Company’s dependence on strategic relationships with systems integrators and others; the Company’s international operations; market acceptance of SeeBeyond products and services, including SeeBeyond ICAN 5, and the potential release of competitive products, among other factors. The forward-looking statements contained in this news release are also subject to other risks and uncertainties, including those more fully described in the Company’s filings with the Securities and Exchange Commission including its Annual Report filed on Form 10-K for the year ended December 31, 2003, and its quarterly reports on Form 10-Q. SeeBeyond does not undertake to update any forward-looking statements.

Contacts:
Barry Plaga	Andrea Williams
Executive Vice President and CFO	Vice President of Investor Relations
(626) 408-3100	(650) 622-2188
bplaga@seebeyond.com	awilliams@seebeyond.com

Kristi Rawlinson
Director of Public Relations
(214) 373-1519
krawlinson@seebeyond.com

SEEBEYOND Technology Corporation

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenues:
License	$19,778	$7,137	$30,658	$20,127
Services	9,110	9,823	19,620	21,055
Maintenance	12,981	11,897	26,028	23,497

Total revenues	41,869	28,857	76,306	64,679

Cost of revenues:
License	381	276	658	821
Services and maintenance	10,615	10,572	20,794	22,120

Total cost of revenues	10,996	10,848	21,452	22,941

Gross profit	30,873	18,009	54,854	41,738

Operating expenses:
Research and development	9,636	10,449	19,376	21,076
Sales and marketing	16,066	13,959	31,070	28,440
General and administrative	4,249	4,599	8,858	9,225
Restructuring and impairment charges	—	6,386	—	6,386
Amortization of sales and marketing warrants	—	13	(14)	124
Amortization of stock-compensation	—	71	97	172

Total operating expenses	29,951	35,477	59,387	65,423

Income (loss) from operations	922	(17,468)	(4,533)	(23,685)
Other income (expense)
Interest, net	82	193	(203)	363

Income (loss) before tax provision	1,004	(17,275)	(4,736)	(23,322)
Provision for income taxes	135	8	178	86

Net income (loss)	$869	$(17,283)	$(4,914)	$(23,408)

Basic and diluted net income (loss) per share	$0.01	$(0.21)	$(0.06)	$(0.28)

Number of shares used in calculating
basic net income (loss) per share	84,607	82,808	84,430	82,718
diluted net income (loss) per share	88,819	82,808	84,430	82,718

SEEBEYOND Technology Corporation

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	June 30, 2004	March 31, 2004	December 31, 2003
	(unaudited)	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$64,888	$73,760	$70,135
Accounts receivable, net	34,091	24,288	34,333
Prepaid expenses and other current assets	3,531	4,503	4,596

Total current assets	102,510	102,551	109,064
Property and equipment, net	13,838	14,874	15,224
Goodwill	1,391	1,391	1,391
Other assets	1,750	1,995	2,068

Total assets	$119,489	$120,811	$127,747

Liabilities and stockholders’ equity:
Current liabilities:
Accounts payable	$5,905	$6,546	$5,120
Accrued expenses	18,221	18,524	21,938
Deferred revenues	30,069	31,676	31,221
Equipment line and advance payable - current portion	1,521	2,309	3,097
Capital lease payable - current portion	320	317	310

Total current liabilities	56,036	59,372	61,686

Capital lease payable	375	447	515
Total liabilities	56,411	59,819	62,201

Commitments and contingencies Stockholders’ equity:
Common stock, $.0001 par value - 200,000,000 shares authorized; 87,203,944 shares issued and 85,334,606 shares outstanding as of June 30, 2004 and 86,147,860 shares issued and 84,278,522 shares outstanding as of March 31, 2004 and 85,548,522 shares issued and 83,826,520 shares outstanding as of December 31, 2003	8	8	8
Additional paid-in capital	225,647	223,865	222,539
Treasury stock	(4,276)	(4,276)	(3,632)
Deferred stock compensation	—	—	(47)
Accumulated other comprehensive loss	551	1,116	616
Accumulated deficit	(158,852)	(159,721)	(153,938)

Total stockholders’ equity	63,078	60,992	65,546

Total liabilities and stockholders’ equity	$119,489	$120,811	$127,747

SEEBEYOND Technology Corporation

CONSOLIDATED STATEMENTS OF CASH FLOW

(In thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Cash flows from operating activities:
Net income (loss)	$869	$(17,283)	$(4,914)	$(23,408)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
(Gain) loss on disposal of fixed assets	(34)	9	(34)	(21)
Depreciation and amortization	1,193	1,570	2,443	3,005
Provision for doubtful accounts receivable	(290)	349	93	433
Amortization of sales and marketing warrants	—	13	(14)	124
Amortization of stock-based compensation	—	71	97	172
Non-cash restructuring and impairment charges	—	4,274	—	4,274
Changes in assets and liabilities:
Accounts receivable	(9,513)	13,087	149	12,767
Prepaid expenses and other current assets	972	(1,422)	1,065	(379)
Accounts payable	(641)	(934)	785	(2,763)
Accrued compensation and related expenses	(303)	705	(3,717)	(1,297)
Deferred revenues	(1,607)	(2,894)	(1,152)	(1,009)

Net cash used in operating activities:	(9,354)	(2,455)	(5,199)	(8,102)

Cash flows from investing activities:
Purchases of property and equipment	(123)	(3,474)	(1,023)	(3,888)
Other	245	(156)	318	(860)

Net cash provided by (used in) investing activities	122	(3,630)	(705)	(4,748)

Cash flows from financing activities:
Net repayments on bank lines of credit	(788)	(788)	(1,576)	(1,575)
Repayments of capital lease obligation	(69)	(115)	(130)	(115)
Proceeds from issuance of common stock pursuant to employee stock option plan	1,454	48	2,744	264
Proceeds from issuance of common stock pursuant to employee stock purchase plan	328	345	328	345
Payments for purchase of common stock	—	—	(644)	—

Net cash provided by (used in) financing activities	925	(510)	722	(1,081)

Effect of exchange rate changes on cash and cash equivalents	(565)	72	(65)	(92)

Net decrease in cash and cash equivalents	(8,872)	(6,523)	(5,247)	(14,023)
Cash and cash equivalents at beginning of the period	73,760	86,614	70,135	94,114

Cash and cash equivalents at end of the period	$64,888	$80,091	$64,888	$80,091